                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          FIRST COMMERCE CORPORATION
            ------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

            ------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
 (1) Title of each class of securities to which transaction applies:
 (2) Aggregate number of securities to which transaction applies:
 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
 (4) Proposed maximum aggregate value of the transaction:
 (5) Total fee paid:
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the pervious filing by registration statement number, or the Form or Schedule and the date of its filing.
 (1) Amount Previously Paid:
 (2) Form, Schedule or Registration Statement No.:
 (3) Filing Party:
 (4) Date Filed:

Notes:

                                     LOGO
                  [LOGO OF FIRST COMMERCE CORP. APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of First Commerce Corporation:

  The annual meeting of stockholders of First Commerce Corporation ("FCC") will be held in the LaSalle Ballroom of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Monday, April 21, 1997, at 9:00 a.m., New Orleans time, to:

  1.  Elect directors.

  2.  Consider and vote upon a proposal to approve the 1997 Stock Option Plan.

  3. Consider and vote upon a proposal to approve performance goals for restricted stock and performance share awards under FCC's 1992 Stock Incentive Plan.

  4.Transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of FCC Common Stock at the close of business on March 3, 1997, are entitled to notice of and to vote at the annual meeting.

  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.


                                           By Order of the Board of Directors

                                                          LOGO
                                             [Signature of Michael A. Flick
                                                      appears here]
                                                    Michael A. Flick
                                                        Secretary
New Orleans, Louisiana
March 12, 1997

                          FIRST COMMERCE CORPORATION

                             POST OFFICE BOX 60279
                         NEW ORLEANS, LOUISIANA 70160

                                MARCH 12, 1997

                                PROXY STATEMENT

  This Proxy Statement is furnished to stockholders of First Commerce Corporation ("FCC" or the "Corporation") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at FCC's annual meeting of stockholders to be held on April 21, 1997, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting").

  Only holders of record of FCC common stock ("Common Stock") at the close of business on March 3, 1997, are entitled to notice of and to vote at the Meeting. On that date, FCC had outstanding 38,899,927 shares of Common Stock, each of which is entitled to one vote.

  A stockholder may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of FCC a written revocation or duly executed proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked the proxy as it relates to the matter voted upon in person. Attendance at the Meeting will not of itself constitute a revocation of a proxy.

  This Proxy Statement is first being mailed to stockholders on or about March 12, 1997, and the cost of soliciting proxies in the enclosed form will be borne by FCC. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegraph, facsimile and e-mail. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and FCC will, upon request, reimburse them for their expenses in so acting. In addition, FCC has retained Corporate Investor Communications, Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies for a fee of $5,500, plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

GENERAL

  FCC's Articles of Incorporation authorize the Board to fix the number of directors at not less than three nor more than thirty. Pursuant thereto, the Board has fixed the number of directors at twenty-four, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the twenty-four persons named below to serve until the next annual meeting and until their successors are duly elected and qualified. In the unanticipated event that one or more nominees is unable to be a candidate at the Meeting, the By-laws of FCC provide that the number of authorized directors will automatically be reduced by the number of such nominees unless the Board determines otherwise, in which case proxies will be voted in favor of such other nominees as may be designated by the Board.

  The following table provides certain information as of February 18, 1997, with respect to each nominee to be proposed on behalf of the Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Under FCC's By-laws, except as described in the preceding paragraph, for any other person to be eligible for nomination for election as a director, advance notice must be provided to FCC's Secretary not less than 90 nor more than 120 days prior to the anniversary of the preceding annual meeting or, if the meeting is scheduled for a time that is not within 30 days before or after such anniversary, not later than the earlier of the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, stating (a) the name and address of the nominee and the nominating stockholder, (b) a representation that the stockholder is entitled to vote at the Meeting and intends to appear in person or by proxy at the Meeting to make the proposed nomination, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC"), had the nominee been proposed by the Board, and (e) the consent of each nominee to serve as a director of FCC, if so elected.

                                                                             YEAR FIRST
                                         PRINCIPAL OCCUPATION                 BECAME A
                                         AND DIRECTORSHIPS IN                 DIRECTOR
      NAME AND AGE                    OTHER PUBLIC CORPORATIONS                OF FCC
      ------------                    -------------------------              ----------
Ian Arnof, 57...........  President and Chief Executive Officer of FCC          1983
James J. Bailey III, 54.  Managing Partner, Bailey Family Investments (real     1985
                           estate development and management); director,
                           United Companies Financial Corporation
John W. Barton, 80......  Private investments; director, United Companies       1985
                           Financial Corporation
Sydney J. Besthoff III,   Chairman of the Board, K & B, Incorporated (retail    1992
 69.....................   drug stores)
Robert H. Bolton, 88(1).  Senior Chairman of the Board, Rapides Bank & Trust    1986
                           Company in Alexandria
Robert C. Cudd III, 60..  Private investments                                   1995
Frances B. Davis, 68(1).  Private investments                                   1986
Laurance Eustis, Jr.,     Advisory Chairman and Consultant, Eustis              1983
 83.....................   Insurance, Inc.; director, International
                           Shipholding Corporation and Pan-American Life
                           Insurance Company
William P. Fuller, 70...  President, Fuller Farms, Inc.                         1978
Arthur Hollins III, 66..  Chairman of the Board, The First National Bank of     1985
                           Lake Charles; director, Calcasieu Real Estate &
                           Oil Co., Inc.
F. Ben James, Jr., 60...  President, James Investments, Inc. (real estate       1973
                           development and private investments); director,
                           Central Louisiana Electric Co., Inc.
Erik F. Johnsen, 71.....  President and director, International Shipholding     1983
                           Corporation and Central Gulf Lines, Inc. (ocean
                           shipping)
J. Merrick Jones, Jr.,    Chairman of the Board, Canal Barge Company, Inc.      1983
 62.....................   (river transportation)(2)
Edwin Lupberger, 60.....  Chairman, Chief Executive Officer and President,      1992
                           Entergy Corporation (electric utility holding
                           company); director, International Shipholding
                           Corporation
Mary Chavanne Martin,     Private investments                                   1995
 46.....................
Hugh G. McDonald, Jr.,    President, Hugh G. McDonald, Jr. Corporation          1995
 58.....................   (petroleum engineering consultants)
Saul A. Mintz, 65.......  Chairman of the Board, Sunbelt Manufacturing, Inc.    1995
                           and of various real estate, distribution and
                           investment corporations known collectively as
                           Strauss Interests

                                                                             YEAR FIRST
                                         PRINCIPAL OCCUPATION                 BECAME A
                                         AND DIRECTORSHIPS IN                 DIRECTOR
      NAME AND AGE                    OTHER PUBLIC CORPORATIONS                OF FCC
      ------------                    -------------------------              ----------
Hermann Moyse, Jr., 75..  Chairman of the Board, FCC; Chairman Emeritus,        1985
                           City National Bank of Baton Rouge ("CNB");
                           director, Pan-American Life Insurance Company(3)
O. Miles Pollard, Jr.,    Private investments; director, United Companies       1988
 59.....................   Financial Corporation
G. Frank Purvis, Jr.,     Chairman of the Board, Pan-American Life Insurance    1975
 82.....................   Company
Tom H. Scott, 86........  Chairman and Chief Executive Officer, Scott Truck     1995
                           and Tractor Company of Louisiana, Inc.
Edward M. Simmons, 68...  Chairman and Chief Executive Officer, McIlhenny       1981
                           Co. (producer of Tabasco brand food products)(4);
                           director, Pan-American Life Insurance Company,
                           Piccadilly Cafeterias, Inc. and Central Louisiana
                           Electric Co., Inc.
H. Leighton Steward, 62.  Chairman, Chief Executive Officer and President,      1992
                           The Louisiana Land and Exploration Company (oil
                           and gas exploration and production)
Robert A. Weigle, 50....  President, David C. Bintliff & Co., Inc.              1988
                           (investments)

--------
(1) Mr. Bolton is Mrs. Davis' uncle.
(2) Mr. Jones was President of Canal Barge Company, Inc. for more than five years prior to January 1995.
(3) For more than five years prior to December 1994, Mr. Moyse was Chairman of the Board of CNB.
(4) Mr. Simmons was President and Chief Executive Officer of McIlhenny Co. for more than five years prior to June 1996.

                               ----------------

  During 1996, the Board held seven meetings. Each incumbent director of FCC, with the exception of Messrs. Besthoff, Johnsen and Lupberger, attended at least 75% of the aggregate number of meetings held during 1996 of the Board and committees of which he or she was a member. Mr. Lupberger's absences were primarily the result of the significant travel commitments required by his position as President of the U.S. Chamber of Commerce.

  The Board has an Executive Committee, an Audit Committee and a Compensation Committee. The current members of the Executive Committee are Messrs. Arnof, Cudd, Fuller, Hollins, Moyse (Chairman), Pollard, Purvis and Simmons. The Executive Committee, which met six times during 1996, may exercise by unanimous consent any of the powers of the Board when the Committee's members agree unanimously that such exercise is necessary because it is not possible or practicable to convene the full Board. In addition, the Executive Committee
(1) makes recommendations to the Board concerning potential acquisitions, dividend policy, stock splits and other special projects or policies, (2) performs an initial review of candidates for the Board and the boards of FCC's bank subsidiaries, (3) approves proposals for, and adopts resolutions authorizing, the acquisition of failed or failing financial institutions or affiliates thereof and of other entities where the consideration involved is below certain specified amounts, (4) reviews any proposed employment contract between FCC or its subsidiaries and employees of institutions proposed to be acquired by FCC or which provides for employment protection of executive officers of FCC in the event of a change in control of FCC and (5) assures that plans for the succession of senior management personnel have been developed by the President and Chief Executive Officer.

  The current members of the Audit Committee are Messrs. Bailey (Chairman), Barton, Besthoff, James, Jones, Lupberger, McDonald and Weigle. The Audit Committee, which met five times during 1996, is responsible for (1) making recommendations to the Board concerning the selection and retention of FCC's independent auditors, (2) consulting with the independent auditors with regard to the plan of audit, (3) consulting directly with the Chief Internal Auditor of FCC on any matter the Committee or the Chief Internal Auditor deems appropriate in connection with carrying out the audit, (4) reviewing the results of audits of FCC by its independent auditors and the Federal Reserve Board, (5) reviewing reports of FCC's subsidiaries' Examining Committees regarding their reviews of the scope and results of internal audits and results of regulatory examinations, (6) discussing audit recommendations with management and reporting the results of its reviews to the Board and (7) determining the compensation of the senior internal auditing personnel and approving the termination of any member of the internal auditing staff.

  The current members of the Compensation Committee are Mesdames Davis and Chavanne Martin and Messrs. Eustis, Johnsen (Chairman), Steward and Mintz. The Compensation Committee, which met four times during 1996, is responsible for
(1) determining the compensation of the President and Chief Executive Officer of FCC and of any other officer of FCC whose salary and bonus would exceed 80% of the salary and bonus of the Chief Executive Officer, (2) reviewing the evaluations of FCC's senior management conducted by the President and Chief Executive Officer, (3) reviewing and approving certain employment contracts between FCC or any of its subsidiaries and an employee of FCC or any of its subsidiaries that are not included in the functions of the Executive Committee and (4) administering the First Commerce Corporation 1985 Stock Option Plan, FCC's 1992 Stock Incentive Plan and, if approved at the Meeting, its 1997 Stock Option Plan.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of FCC or any of its subsidiaries (a "non-employee director") receives an annual fee of $20,000 ($60,000 for the Chairman), payable in monthly installments, for service on the Board and all committees of which he or she is a member, in addition to fees for services as a director of subsidiaries of FCC. In addition, under FCC's Directors' Phantom Stock Plan each non-employee director is credited with 300 phantom shares of FCC Common Stock at each annual meeting at which he or she is elected and with additional shares of phantom stock equivalent to dividends paid on an equivalent number of shares of FCC Common Stock. Upon the termination of a director's service for any reason, the director or the director's estate will be paid in a lump sum in cash the value of the phantom shares accumulated by such director, calculated by multiplying the number of phantom shares accumulated by the fair market value of a share of FCC Common Stock on the date of termination of service.

             SECURITY HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the beneficial ownership of FCC equity securities of each director and nominee of FCC, each executive officer named under "Executive Compensation and Certain Transactions--Summary of Executive Compensation" ("Named Executive Officer"), and all FCC directors and executive officers as a group as of February 18, 1997, determined in accordance with Rule 13d-3 of the SEC. In addition to its Common Stock, FCC currently has outstanding two other classes of equity securities, neither of which is entitled to vote at the Meeting: two series of 12 3/4% Convertible Debentures due 2000 ("A Debentures" and "B Debentures"). Unless otherwise indicated, the securities are held with sole voting and investment power.

                                                  NO. OF             PERCENT
            NAME OF BENEFICIAL OWNER              SHARES            OF CLASS(1)
            ------------------------             ---------          ----------
DIRECTORS AND DIRECTOR NOMINEES
Ian Arnof.......................................   203,248(2)             *
James J. Bailey III.............................   123,137                *
John W. Barton..................................    90,466                *
Sydney J. Besthoff III..........................     2,250                *
Robert H. Bolton................................   195,886(3)             *
Robert C. Cudd III..............................   849,397(4)          2.18%
Frances B. Davis................................   406,144(4)(5)       1.04%
Laurance Eustis, Jr.............................    37,500                *
William P. Fuller...............................    59,216(4)             *
Arthur Hollins III..............................   259,567(2)(4)(6)       *
F. Ben James, Jr................................    13,125                *
Erik F. Johnsen.................................   124,152(7)             *
J. Merrick Jones, Jr............................   116,003(4)             *
Edwin Lupberger.................................     4,052                *
Mary Chavanne Martin............................   100,509                *
Hugh G. McDonald, Jr............................    70,517(4)             *
Saul A. Mintz...................................   506,357(4)(8)       1.30%
Hermann Moyse, Jr...............................   312,643(4)             *
O. Miles Pollard, Jr............................   181,632                *
G. Frank Purvis, Jr.............................    60,375(9)             *
Tom H. Scott....................................   667,463(4)          1.72%
Edward M. Simmons...............................   134,816(4)(10)         *
H. Leighton Steward.............................     5,804                *
Robert A. Weigle................................    56,606(4)             *
NAMED EXECUTIVE OFFICERS(11)
Joseph V. Wilson III............................    44,729(2)(4)          *
Ashton J. Ryan, Jr..............................    41,720(2)             *
Michael A. Flick................................    73,039(2)             *
Howard C. Gaines................................    50,151(2)             *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
 (32 persons)................................... 6,850,996(12)        17.19%

--------
* Less than one percent

 (1) Shares subject to options exercisable within 60 days and shares that may be acquired upon conversion of debentures are deemed to be outstanding for purposes of computing the percentage of Common Stock owned by such person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

 (2) Includes shares subject to options exercisable within 60 days, restricted shares and shares allocated to the individual's account in FCC's Tax-Deferred Savings Plan and Supplemental Tax-Deferred Savings Plan (the "Plans"), as follows:

                                     OPTION SHARES RESTRICTED SHARES PLAN SHARES
                                     ------------- ----------------- -----------
      Mr. Arnof.....................    41,041          16,081         28,725
      Mr. Flick.....................    19,062           4,043         11,416
      Mr. Hollins...................     5,540               0         29,837
      Mr. Gaines....................    10,149           4,148         11,108
      Mr. Ryan......................    11,703           7,209          6,321
      Mr. Wilson....................    11,258           6,973          5,922

 (3) Includes 119,175 shares Mr. Bolton has the right to acquire upon conversion of $3,178,000 principal amount B Debentures (5.92% of the class), and 7,935 shares allocated to his Plan accounts.
 (4) Includes shares as to which the named individual shares voting and investment power as follows: Mr. Cudd, 741,720 shares; Mrs. Davis, 87,379 shares; Mr. Fuller, 3,865 shares; Mr. Hollins, 4,687 shares; Mr. Jones, 11,250 shares; Mr. McDonald, 10,326 shares; Mr. Mintz, 7,174 shares; Mr. Moyse, 182,053 shares; Mr. Scott, 543,180 shares; Mr. Simmons, 19,800 shares; Mr. Weigle, 356 shares; and Mr. Wilson, 3,141 shares. Mr. Mintz disclaims beneficial ownership of 3,174 shares held in a trust for which he is co-trustee. Mr. Cudd disclaims beneficial ownership of 89,177 shares owned by his wife. Mr. Simmons disclaims beneficial ownership of the 19,800 shares, which are owned by his wife.
 (5) Includes 282,015 shares Mrs. Davis has the right to acquire upon conversion of $7,520,400 principal amount of B Debentures (14.02% of the class). The B Debentures include $1,508,400 principal amount owned by Mrs. Davis' husband, as to which she disclaims beneficial ownership.
 (6) Includes 199,302 shares Mr. Hollins has the right to acquire upon conversion of $5,314,725 principal amount of A Debentures (19.81% of the class). The A Debentures include $343,860 principal amount as to which Mr. Hollins shares voting and investment power and $59,040 principal amount owned by his wife, as to which he disclaims beneficial ownership.
 (7) Includes 1,164 shares owned by Mr. Johnsen's wife as to which Mr. Johnsen disclaims beneficial ownership.
 (8) Includes 411,093 shares owned by Mr. Mintz's children and grandchildren that Mr. Mintz has power to vote pursuant to an understanding. Mr. Mintz disclaims beneficial ownership of these shares.
 (9) Includes 53,666 shares owned by Pan-American Life Insurance Company, of which Mr. Purvis is the Chairman of the Board. Mr. Purvis disclaims beneficial ownership of these shares.
(10) Includes 500 shares as to which Mr. Simmons has sole voting and investment power but disclaims beneficial ownership.
(11) Information for Mr. Arnof appears above under the heading "Directors and Director Nominees."
(12) Includes 419,507 shares underlying $11,186,865 principal amount of A Debentures (41.70% of the class) and 416,190 shares underlying $11,098,400 principal amount of B Debentures (20.69% of the class). Of these amounts, $5,872,140 principal amount of A Debentures and $400,000 principal amount of B Debentures are held by FCC subsidiary banks as fiduciaries. Also includes (i) 128,544 shares directors and executive officers are entitled to acquire within 60 days upon the exercise of options, 51,569 shares of restricted stock and 115,240 shares allocated to the Plan accounts of such persons, (ii) 8,006 shares held by FCC's Pension Plan and 431,975 shares held by the trust departments of the subsidiary banks of FCC as fiduciaries, and (iii) 1,303,564 shares of record held by the trustee of the Plans (in addition to those shares held on behalf of directors and executive officers) that are voted by the trustee in accordance with the instructions of the Plans' participants.

                               ----------------

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY OF EXECUTIVE COMPENSATION

  The following table summarizes, for each of the three years in the three year period ended December 31, 1996, the compensation of FCC's Chief Executive Officer and each of the four most highly compensated executive officers in all the capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                                                 ALL OTHER
                                    ANNUAL COMPENSATION            LONG-TERM COMPENSATION       COMPENSATION
                               ----------------------------- ---------------------------------- ------------
                                                                           NO. OF
                                                  TOTAL CASH RESTRICTED    SHARES
   NAME AND PRINCIPAL                              (SALARY     STOCK     UNDERLYING     LTIP
        POSITION          YEAR SALARY(1)  BONUS   AND BONUS) AWARDS(2)  OPTIONS/SARS PAYOUTS(3)   OTHER(4)
   ------------------     ---- --------- -------- ---------- ---------- ------------ ---------- ------------
Ian Arnof...............  1996 $587,500  $435,600 $1,023,100  $317,870     23,235     $103,325    $15,000
President and Chief       1995 $525,000  $175,000 $  700,000  $105,840     47,864     $      0    $13,684
Executive Officer of FCC  1994 $525,000  $136,500 $  661,500  $ 68,448     27,445     $      0    $13,594
Joseph V. Wilson III....  1996 $310,000  $180,000 $  490,000  $130,074      9,608     $ 52,664    $ 7,975
Senior Executive Vice     1995 $295,000  $ 60,000 $  355,000  $ 58,328     26,372     $      0    $ 7,500
President of FCC          1994 $270,000  $ 70,200 $  340,200  $ 23,072      9,496     $      0    $ 6,844
Ashton J. Ryan, Jr......  1996 $310,000  $180,000 $  490,000  $130,074      9,508     $ 48,896    $ 8,267
Senior Executive Vice     1995 $292,500  $ 60,000 $  352,500  $ 64,523     29,170     $      0    $ 7,500
President of FCC and      1994 $255,000  $ 66,300 $  321,300  $ 23,702      9,496     $      0    $ 6,406
President and Chief
Executive Officer of
First National Bank of
Commerce ("FNBC")
Michael A. Flick........  1996 $298,333  $160,000 $  458,333  $ 87,680      6,409     $ 57,872    $ 7,500
Executive Vice
 President,               1995 $290,000  $ 50,000 $  340,000  $ 23,678     10,705     $      0    $ 7,375
Chief Administrative      1994 $290,000  $ 58,435 $  348,435  $ 13,860      5,592     $      0    $ 7,375
Officer and Secretary of
FCC and FNBC
Howard C. Gaines........  1996 $278,667  $150,000 $  428,667  $ 87,680      6,409     $ 53,986    $ 6,958
Executive Vice President
 of                       1995 $272,000  $ 43,500 $  315,500  $ 23,678     10,705     $      0    $ 6,867
FCC and Chairman of FNBC  1994 $272,000  $104,808 $  376,808  $ 16,748      6,792     $      0    $ 6,867

--------
(1) Total salary reported for 1996 reflects two months of salary at 1995 levels and ten months at 1996 levels.
(2) Reflects the number of shares of restricted stock awarded multiplied by the closing market price of FCC Common Stock on the date of the grant. As of December 31, 1996, the Named Executive Officers held the following aggregate number of shares of restricted stock with the following year-end values (calculated by multiplying the number of shares of restricted stock by the closing market price of FCC Common Stock on December 31, 1996): Mr. Arnof, 16,081 shares ($625,149); Mr. Wilson, 6,973 shares ($271,075); Mr.
    Ryan, 7,209 shares ($280,250); Mr. Flick, 4,043 shares ($157,172); and Mr.
    Gaines, 4,148 shares ($161,254). As of December 31, 1996, the Named Executive Officers also had the right to earn the following aggregate number of performance shares with the following year-end values (calculated by multiplying the number of performance shares by the closing market price of FCC Common Stock on December 31, 1996): Mr. Arnof, 8,040 shares ($312,555); Mr. Wilson, 3,487 shares ($135,557); Mr. Ryan, 3,605 shares ($140,144); Mr. Flick, 2,021 shares ($78,566); and Mr. Gaines, 2,073 shares ($80,588). Holders of restricted stock receive dividends paid on the stock, but no dividends are paid with respect to the performance shares. The restricted stock will vest and the performance shares will be earned if specific performance goals are achieved over a three-year performance period and the Named Executive Officer remains employed by FCC. Restrictions on the shares of restricted stock lapse and the performance shares are also earned within the three-year period upon a change of control of FCC resulting from certain specified actions (a "Significant Transaction"). For additional information regarding the restricted stock and performance shares granted in 1996, see "1996 Long Term Incentive Plan Awards."

(3) Amounts for 1996 reflect the value on January 31, 1996, the date restrictions lapsed with respect to shares of restricted stock granted in 1993. A portion of the shares originally awarded were earned over a three-year performance period based on cumulative earnings per share targets.
(4) Consists of amounts contributed by FCC on behalf of the Named Executive Officer pursuant to FCC's Tax-Deferred Savings Plan and its Supplemental Tax-Deferred Savings Plan.

                               ----------------

1996 STOCK OPTION GRANTS

  The following table contains information concerning the grant of stock options to the Named Executive Officers during 1996.

                           1996 STOCK OPTION GRANTS

                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                                                                          AT ASSUMED ANNUAL
                                                                           RATES OF STOCK
                                                                                PRICE
                                                                          APPRECIATION FOR
                                                                             OPTION TERM
                                                                          -----------------
                           NO. OF   % OF TOTAL
                           SHARES    OPTIONS
                         UNDERLYING GRANTED TO
                          OPTIONS   EMPLOYEES  EXERCISE
          NAME           GRANTED(1)  IN 1996    PRICE    EXPIRATION DATE     5%      10%
          ----           ---------- ---------- -------- ----------------- -------- --------
Ian Arnof...............   23,235      9.33%    $33.25  February 16, 2004 $368,865 $883,495
Joseph V. Wilson III....    9,508      3.82%    $33.25  February 16, 2004 $150,943 $361,535
Ashton J. Ryan Jr.......    9,508      3.82%    $33.25  February 16, 2004 $150,943 $361,535
Michael A. Flick........    6,409      2.57%    $33.25  February 16, 2004 $101,745 $243,698
Howard C. Gaines........    6,409      2.57%    $33.25  February 16, 2004 $101,745 $243,698

--------
(1) The exercise price represents the fair market value of FCC Common Stock on the date of the grant. The options are not exercisable for one year from the date of grant and become exercisable thereafter in 25% increments each year, unless the Compensation Committee elects to accelerate exercisability. In addition, all options will become immediately exercisable upon the occurrence of a Significant Transaction.

                               ----------------

1996 LONG TERM INCENTIVE PLAN AWARDS

  The following table contains information concerning the grant of restricted stock and performance shares under FCC's 1992 Stock Incentive Plan to the Named Executive Officers during 1996.

                     1996 LONG TERM INCENTIVE PLAN AWARDS

                           NUMBER OF SHARES,
                             UNITS OR OTHER
                           RIGHTS GRANTED(1)                       ESTIMATED FUTURE PAYOUTS
                         ----------------------             ---------------------------------------
                           NO. OF
                         SHARES OF    NO. OF
                         RESTRICTED PERFORMANCE PERFORMANCE
          NAME             STOCK      SHARES      PERIOD     THRESHOLD      TARGET       MAXIMUM
          ----           ---------- ----------- ----------- ------------ ------------ -------------
Ian Arnof...............   9,560       4,780      3 years   4,780 shares 9,560 shares 14,340 shares
Joseph V. Wilson III....   3,912       1,956      3 years   1,956 shares 3,912 shares  5,868 shares
Ashton J. Ryan Jr.......   3,912       1,956      3 years   1,956 shares 3,912 shares  5,868 shares
Michael A. Flick........   2,637       1,318      3 years   1,318 shares 2,637 shares  3,955 shares
Howard C. Gaines........   2,637       1,318      3 years   1,318 shares 2,637 shares  3,955 shares

--------
(1) No shares of restricted stock will vest and no performance shares will be earned, except in the case of death, unless (i) the individual remains employed by FCC through the date following December 31, 1998 on which the Compensation Committee has determined whether the performance goals have been met, (ii) FCC's average reported annual return on equity ranked against the Keefe, Bruyette and Woods, Inc. Survey of other banks and bank holding companies (the "KBW 50") for the three-year period ending December 31, 1998 (the "Measurement Period") would rank higher than the 25th percentile. FCC's reported annual return on equity (which may be adjusted by the committee for the effects of Statement of Financial Accounting Standards 115 and/or other Board approved one-time transactions) will be ranked against the KBW 50 for each year of the Measurement Period. FCC's percentile ranking for each year will then be averaged for the three years of 1996, 1997 and 1998 to determine the payout percentage. Holders of restricted stock are entitled to all rights of a stockholder of FCC, including the right to vote the shares and receive dividends and/or other distributions declared on them. These rights are not applicable to the performance shares. Restrictions on the shares of restricted stock would lapse and the performance shares would be earned within the three-year period upon the occurrence of a Significant Transaction or on a pro rata basis in the event of death. For further information regarding the restricted stock and performance shares, see "Compensation Committee's Report on Executive Compensation--Stock Incentive Program."

                               ----------------

OPTION AND STOCK APPRECIATION RIGHT HOLDINGS

  The following table sets forth information with respect to unexercised options and stock appreciation rights ("SARs") held by the Named Executive Officers as of December 31, 1996.

             AGGREGATED OPTION/SAR VALUES AS OF DECEMBER 31, 1996

                                 NUMBER OF SHARES
                              UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                             OPTIONS/SARS AT DECEMBER  THE-MONEY OPTIONS/SARS AT
                                     31, 1996            DECEMBER 31, 1996(1)
                             ------------------------- -------------------------
            NAME             EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
            ----             ------------------------- -------------------------
Ian Arnof...................      51,102 / 73,033         $907,609 / $742,020
Joseph V. Wilson III........      19,124 / 34,032         $306,991 / $357,166
Ashton J. Ryan Jr...........      16,670 / 36,131         $228,504 / $383,665
Michael A. Flick............      20,814 / 17,231         $429,430 / $169,186
Howard C. Gaines............      12,276 / 17,831         $203,521 / $176,011

--------
(1) Reflects the difference between the closing sale price of FCC Common Stock on December 31, 1996 and the exercise or base price of the options and SARs. The following table shows, for exercisable options and SARs, the value attributed to options and SARs outstanding for the number of years indicated:

                                                                   VALUE   YEARS
                                                                  -------- -----
      Mr. Arnof.................................................. $431,415    7
                                                                  $166,953    5
                                                                  $158,158    3
                                                                  $151,083    2
      Mr. Wilson................................................. $ 90,250    7
                                                                  $ 79,461    5
                                                                  $ 54,031    3
                                                                  $ 83,249    2
      Mr. Ryan................................................... $ 82,399    5
                                                                  $ 54,031    3
                                                                  $ 92,074    2
      Mr. Flick.................................................. $262,370    7
                                                                  $101,436    5
                                                                  $ 31,827    3
                                                                  $ 33,797    2
      Mr. Gaines................................................. $ 59,749    7
                                                                  $ 71,322    5
                                                                  $ 38,652    3
                                                                  $ 33,797    2

PENSION PLANS

  FCC has a qualified defined-benefit plan (the "Retirement Plan") and a nonqualified Benefits Restoration Plan (the "Restoration Plan"), pursuant to which each participant, including each Named Executive Officer, who has completed at least five years of service is entitled to receive a monthly payment after retirement no earlier than at age 55. The following table sets forth the aggregate annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Retirement Plan and the Restoration Plan assuming retirement at age 65. Annual retirement benefits beginning prior to age 65 would be reduced.

                              PENSION PLANS TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
              COMPENSATION          15 YRS.  20 YRS.  25 YRS.  30 YRS.  35 YRS.
              ------------          -------- -------- -------- -------- --------
      $300,000..................... $ 71,393 $ 95,190 $118,988 $142,786 $166,583
      $350,000..................... $ 83,768 $111,690 $139,613 $167,536 $195,458
      $400,000..................... $ 96,143 $128,190 $160,238 $192,286 $224,333
      $450,000..................... $108,518 $144,690 $180,863 $217,036 $253,208
      $500,000..................... $120,893 $161,190 $201,488 $241,786 $282,083
      $550,000..................... $133,268 $177,690 $222,113 $266,536 $310,958
      $600,000..................... $145,643 $194,190 $242,738 $291,286 $339,833
      $650,000..................... $158,018 $210,690 $263,363 $316,036 $368,708
      $700,000..................... $170,393 $227,190 $283,988 $340,786 $397,583
      $750,000..................... $182,768 $243,690 $304,613 $365,536 $426,458
      $800,000..................... $195,143 $260,190 $325,238 $390,286 $455,333
      $850,000..................... $207,518 $276,690 $345,863 $415,036 $484,208

  The above table reflects the aggregate benefits payable assuming they will be paid in the form of a monthly annuity for the life of the participant.

  The amount of a participant's monthly payment under the Retirement Plan is equal to (i) 1% of the participant's average monthly compensation over his or her highest consecutive 120 months of compensation multiplied by the number of years of service, plus (ii) 0.65% of the participant's average monthly compensation over his or her highest consecutive 120 months of compensation in excess of Social Security covered compensation multiplied by the number of years of service up to a maximum of 35 years. Compensation for purposes of the Restoration Plan includes the total of salary plus bonus, but is limited to a total of 130% of salary. Federal law now prevents certain employees, including the Named Executive Officers, from receiving the full benefit of this formula under the Retirement Plan because both the amount of the annual benefit and the amount of compensation on which the annual benefit is based cannot exceed certain limits. Accordingly, in order to assure full benefits to employees, the benefit under the Restoration Plan is equal to the difference between the benefit actually payable under the Retirement Plan and the hypothetical benefit that would be payable under the Retirement Plan if no legal limitations existed, except that bonuses in excess of 30% of salary are not taken into account.

  Under the Retirement Plan and the Restoration Plan, the number of credited years of service as of December 31, 1996 was 18, 20, 5, 26 and 8 years for Messrs. Arnof, Wilson, Ryan, Flick and Gaines, respectively, and the 1996 compensation on which benefits would be calculated was $763,750 for Mr. Arnof, $403,000 for Mr. Wilson, $403,000 for Mr. Ryan, $387,832 for Mr. Flick and $362,267 for Mr. Gaines.

  FCC's Supplemental Executive Retirement Plan (the "SERP Plan") provides supplemental retirement benefits for three of the Named Executive Officers. At age 65, a vested participant will receive 60% of his average annual compensation over the five calendar years ending prior to the termination of his employment reduced by the benefits that he receives from (i) the Retirement Plan, (ii) the Restoration Plan, (iii) the

Corporation's Tax-Deferred Savings Plan (other than benefits consisting of his deferrals and earnings on those deferrals), (iv) the Corporation's Supplemental Tax-Deferred Savings Plan (other than benefits consisting of his deferrals and earnings on those deferrals), (v) his primary unreduced Social Security amount and (vi) unless otherwise provided, the benefit under any subsequently adopted FCC plan. Annual retirement benefits beginning prior to age 65 would be reduced.

  The estimated annual retirement benefits payable to Messrs. Arnof, Ryan and Wilson (the SERP Plan's only participants) under the SERP Plan, assuming they continue in their current positions at their current levels of compensation and retire at age 65, are $122,166, $53,867 and $0, respectively.

CHANGE OF CONTROL AGREEMENTS

  FCC has agreements with certain of its executive officers, including the Named Executive Officers, which provide for certain payments and benefits to the executive if his or her employment is terminated under certain circumstances within two years of a change in control of FCC, including cash payments of up to three times salary and bonus as well as continued medical and other benefits for three years and vesting under FCC's retirement plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of FCC's Compensation Committee are Mesdames Davis and Chavanne Martin and Messrs. Eustis, Johnsen (Chairman), Steward, Moyse and Mintz. No executive officer of FCC served in 1996 as a director, or member of the Compensation Committee, of another entity one of whose executive officers served as a director, or on the Compensation Committee, of FCC.

  Members of the Compensation Committee and their associates have been customers of, and have had loan transactions with, subsidiary banks of FCC in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of FCC's management, such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

 General

  The Compensation Committee oversees compensation arrangements for executive officers. The Committee is currently composed of six Board members who are not employees of FCC. Mr. Joseph B. Storey served on the Committee through the end of 1996, but has since retired from the Board. The Committee retains outside consultants to assist it in obtaining relevant information on compensation practices generally and with respect to comparable organizations, and in determining whether FCC's compensation programs are consistent with the Committee's compensation philosophy and objectives.

  The executive compensation programs of FCC are designed to (1) provide a competitive total compensation package that enables FCC to hire, develop, reward and retain key executives, (2) link executive performance to the Corporation's annual, intermediate-term and long-term business objectives and strategy and (3) provide variable total reward opportunities that are related to increases in stockholder returns. These objectives are accomplished with base salaries that are within competitive ranges of similar institutions, annual incentive bonuses keyed to return on equity and a mix of stock award programs that are focused on superior performance in return on equity as compared to peers and increases in stock values over a longer term. The Committee has incorporated long-term and short-term rewards into the compensation program so that no executive is rewarded for achieving a single financial target to the detriment of total long-term return to the stockholder. Competitive data used to analyze total compensation is drawn from a group of twelve financial institutions similar in size and structure to FCC that are referred to as the "comparator group" in this report. Some of the members of the comparator group are also included in the industry indices used in the performance graphs in this Proxy Statement.

 Base Salary and Annual Incentive Compensation

  General. The Compensation Committee reviews and approves the methodology for determining base salaries and annual incentive bonuses of executive officers, and determines the base salary and annual incentive bonus of the Chief Executive Officer and any executive officer whose base salary and bonus would exceed 80% of the base salary and bonus of the Chief Executive Officer. The Chief Executive Officer determines the amounts of the base salary and annual incentive bonus of each other officer within limits established by the Compensation Committee, and the Compensation Committee reviews his determinations and the evaluations on which those determinations are based.

  Base Pay. The Committee establishes salary ranges for each executive officer position based on size adjusted salary data of the comparator group. For the purpose of attracting and retaining superior management employees, executive base salary levels are intended to be slightly above size-adjusted average levels of the comparator group. While the base salaries paid to some of the Named Executive Officers for 1996 were above the average for similar positions in the comparator group, the average of base salaries paid during 1996 to all of the Named Executive Officers approximated the average for the comparator group. Individual base pay is determined within the established ranges on the basis of FCC's performance as well as individual performance evaluations conducted by the Chief Executive Officer and reviewed by the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and determines his base salary. The performance evaluations consider financial performance and subjective factors indicative of the executive's organizational skills and adherence to overall corporate policies and goals.

  To set the precise level of each executive officer's base salary within the established ranges, the Chief Executive Officer uses an evaluation that includes financial performance measures that include return on assets, credit quality and cost control, and other measures such as teamwork, organizational skills, and adherence to overall corporate policies and goals. Each quantitative and qualitative measure is weighted by the Chief Executive Officer depending on the executive officer's position and the measure's impact on overall corporate goals.

  Annual Cash Incentive Compensation. Each year an executive may earn an incentive cash bonus. The Committee reviews competitive data and establishes as a target for the bonus award a percentage of the executive's salary equal to the average level of the bonuses paid by the comparator group. After the end of the year, the Committee determines the potential bonus pool by comparing the Corporation's adjusted operating return on equity for the year to a return on equity target approved by the Board at the beginning of the year. The return on equity target is based on the Corporation's annual business plan and is considered by the Board to be confidential. An executive may receive a bonus of between 0% and 150% of the executive's individual target depending upon the Corporation's return on equity. Once the potential bonus pool amount is established, the actual annual bonus award is determined by the Compensation Committee in the case of the Chief Executive Officer and by the Chief Executive Officer in the case of other executive officers. Each executive officer will receive one-half of the potential bonus based upon FCC's return on equity for the year. The remaining one-half is discretionary and is determined after an evaluation of each officer's individual performance for the year. The base salaries plus the annual incentive bonuses paid to the Named Executive Officers for 1996 resulted in total cash compensation that was slightly above a size-adjusted average for the comparator group.

 Stock Incentive Program

  The purpose of the stock incentive program is to link management to stockholders by focusing on intermediate and long-term results. In 1996 the Committee sought to accomplish these objectives with a combination of grants of stock options and awards of performance-based restricted stock and performance shares.

Stock options have value to the employee only if there is an increase in FCC's stock price. Any restricted stock or performance shares granted will vest, if at all, only if pre-established performance goals are achieved. The Committee targets the comparator group size-adjusted average in determining the size of the stock incentive awards.

  Stock option grants in 1996 were made at 100% of the market value of the stock on the date of the award, and the options become exercisable 25% per year beginning one year after the award. The size of the awards was determined based on an analysis of the comparator group supplied by the Committee's outside consultants and the executive officer's performance during the prior year. Current stockholdings of the executives were not considered when determining award sizes. FCC's options expire eight years after the date of the grant, while comparator group options typically have a ten-year life.

  Restricted stock may vest and performance shares may be earned after three years only if performance goals are met or exceeded and, except in the case of death, the executive officer remains employed by the Corporation through the performance period. The 1996 awards will be earned or forfeited based on the Corporation's return on equity for the three-year period ending December 31, 1998 relative to the return on equity of the KBW 50, a group of banks and bank holding companies tracked by Keefe, Bruyette and Woods, Inc. The Corporation's return on equity must be in the top 25th percentile of the KBW 50 for 100% of the restricted stock to vest and for the performance shares to be earned. No performance shares will be earned unless the Corporation's return on equity ranks in the top 25th percentile. The shares of restricted stock will vest and the performance shares will be earned as follows, assuming all other conditions to vesting are met:

          THE CORPORATION'S RETURN ON
         EQUITY RELATIVE TO THE KBW 50                EFFECT ON AWARD
         -----------------------------                ---------------
      Top 25%                               All performance shares earned and
                                             all restricted stock vests
      In the top 50% but below the top 25%  All restricted stock vests
      In the top 75% but below the top 50%  50% of restricted stock vests
      Bottom 25%                            No restricted stock vests

  Any shares of restricted stock that do not vest and all performance shares that are not earned will be forfeited.

 Position Regarding Compliance with Section 162(m) of the Internal Revenue
Code

  Section 162(m) of the Internal Revenue Code (the "Code") limits the deduction allowable to the Corporation for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers in any year to $1 million, excluding qualified performance-based compensation. Stock options granted by FCC have been structured to qualify as performance-based compensation and the shareholders will be asked to approve the performance goals applicable to the 1997 restricted stock and performance share grants at the Meeting to qualify those grants as performance-based. Although no executive officer of FCC reached the deductibility cap in 1996, the Committee plans to continue to evaluate the Company's cash and stock incentive programs as to the advisability of future compliance with Section 162(m).

 Compensation for the President and Chief Executive Officer

  In 1996, Mr. Arnof's salary was increased for the first time since 1993 from $525,000 to $600,000 after a review of Mr. Arnof's individual performance and a review of salary levels for chief executive officers in the local banking market and in the comparator group. As a result of the Corporation's noteworthy earnings for 1996, an annual incentive bonus of $435,600 was paid to Mr. Arnof under the bonus program applicable to all executive officers described in this report under "Annual Cash Incentive Compensation." Approximately one-half of Mr. Arnof's bonus was based upon the Corporation's return on equity for the year as compared to the return on equity target set by the Committee at the beginning of the year. The remaining one-half was based upon the Committee's subjective evaluation of Mr. Arnof's individual performance.

  During 1996, Mr. Arnof was also granted 9,560 shares of performance-based restricted stock and 4,780 performance shares. At the time of grant, the shares of restricted stock had a fair market value of $33.25 per share. Mr. Arnof also received grants of stock options for 23,235 shares. Mr. Arnof's restricted stock, performance shares and stock options were granted on the same terms as those granted to other officers and described in this report under "Stock Incentive Program." The size of these awards was determined by the Committee based upon a competitive analysis of the comparator group and recommendations of the Committee's outside consultant.

THE COMPENSATION COMMITTEE

  Frances B. Davis             Laurance Eustis, Jr. Saul A. Mintz
  Erik F. Johnsen (Chairman)   Mary Chavanne Martin H. Leighton Steward

PERFORMANCE GRAPHS

  The graphs below compare the cumulative total stockholder return on FCC Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P Major Regional Banks Index, in the first graph, and on the KBW 50 Total Return Index, in the second graph, in each case assuming the investment of $100 on January 1, 1992 at the closing prices on December 31, 1991 and reinvestment of dividends. The S&P Major Regional Banks Index consists of fifteen banks and is currently published in Barron's. The KBW 50 Total Return Index is prepared by Keefe, Bruyette & Woods, Inc., consists of 50 banks and bank holding companies and is available by contacting Keefe, Bruyette & Woods, Inc. directly.




    LOGO



    LOGO

                                                     TOTAL RETURN FOR THE YEAR
                                                   -----------------------------
                                                   1991 1992 1993 1994 1995 1996
                                                   ---- ---- ---- ---- ---- ----
FCC............................................... 100  153  155  143  216  272
S&P 500........................................... 100  108  118  120  165  203
S&P MRI........................................... 100  127  135  128  197  270
KBW 50............................................ 100  127  134  128  204  289

                               ----------------

CERTAIN OTHER TRANSACTIONS

  Directors, nominees and executive officers of FCC and their associates have been customers of, and have had loan transactions with, subsidiary banks of FCC in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of FCC's management, such transactions, which at December 31, 1996, amounted to an aggregate of 23% of FCC's stockholders' equity, have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

  During 1996, FCC and its subsidiaries paid $333,363 in premiums on disability and life insurance policies issued by Pan-American Life Insurance Company covering FCC's employees. In addition, FNBC leases branch space in a building owned by Pan-American Life Insurance Company. Total rent paid under this lease in 1996 was $110,409. Mr. G. Frank Purvis, Jr., a director of FCC, is Chairman of the Board of Pan-American Life Insurance Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires FCC's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of FCC. During 1996, all such reports were timely filed.

               PROPOSAL I: TO APPROVE THE 1997 STOCK OPTION PLAN

GENERAL

  FCC currently has outstanding stock appreciation rights ("SARs") that were granted under the Corporation's 1992 Stock Incentive Plan. SARs entitle the holder thereof to receive cash in an amount equal to the appreciation of FCC Common Stock from the date of grant until the date of exercise. The fair market value of FCC Common Stock at the date of grant serves as the base price of the SAR. SARs are not exercisable for one year from the date of grant and become exercisable thereafter in 25% increments each year, unless the Compensation Committee, in its discretion, elects to accelerate their exercisability. In addition, all outstanding SARs will become immediately exercisable upon the occurrence of a Significant Transaction. All SARs expire eight years from the date of grant.

  The Compensation Committee of the Board of Directors believes that it is in the Corporation's best interest to cancel all outstanding SARs and replace them with stock options with equivalent terms. FCC is required to recognize compensation expense for accounting purposes each quarter that a SAR is outstanding based on a formula which takes into account the vesting schedule of the SAR as well as the increase or decrease in the value of the SAR during the quarter. The recognition of this expense results in a decrease in the Corporation's reported earnings when the market value of FCC's Common Stock increases, as well as unfavorable comparability to other corporations that have issued stock options as incentives instead of SARs. In order to eliminate the recognition of the expense in connection with increases in the value of FCC's Common Stock in the future, the Compensation Committee has approved an exchange of one newly-issued option to purchase one share of Common Stock for each outstanding SAR. In addition, the Compensation Committee believes that the grant of options to employees will provide an opportunity for employees to increase their equity interest in the Corporation. The Board has approved the 1997 Stock Option Plan (the "Option Plan"), subject to stockholder approval, to provide the stock options necessary for the exchange. The Option Plan will be presented to the stockholders for approval at the Meeting ("Proposal I"). The primary features of the Option Plan are summarized below. The following description of the Option Plan is qualified in its entirety by reference to the terms of the Option Plan.

GRANTS OF OPTIONS

  No more than 1,100,000 stock options will be granted under the Option Plan, and stock options with respect to no more than 60,000 shares may be granted to a single participant. All employees of FCC and its subsidiaries, including officers of FCC or its subsidiaries who also serve as directors of FCC, who currently hold SARs will receive that number of stock options under the Option Plan equal to the number of SARs each such employee currently holds. No other stock options will be granted under the Option Plan. As of February 18, 1997, there were 1,051,405 SARs outstanding, which are held by 251 persons.

OPTION TERMS AND CONDITIONS

  All options granted under the Option Plan shall have an exercise price equal to the base price of the SARs for which such options were exchanged. The exercise price may be paid (a) in cash; (b) by check; (c) by delivery of shares of FCC Common Stock, which, unless otherwise determined by the Compensation Committee, shall have been held by the optionee for at least six months; (d) by simultaneously exercising options and selling the shares of FCC Common Stock acquired pursuant to a brokerage or similar arrangement and using the proceeds from such sale as payment of the exercise price; or (e) in such other manner as may be authorized from time to time by the Compensation Committee.

  Options granted pursuant to the Option Plan shall vest and become exercisable, if the SARs for which they are exchanged are not already, at the time of the exchange, exercisable, in the same increments and at the same times as would the SARs for which they were exchanged. In addition, the Compensation Committee may accelerate the exercisability of any option at any time at its discretion, and the options become immediately exercisable in the event of a change of control of FCC, as defined in the Option Plan. In the event that an optionee ceases to be an employee of the Company for any reason, including death, disability or retirement, any options held by such optionee may be exercised, shall vest or shall expire on the same terms as the SARs in exchange for which the options were granted.

  No stock option under the Option Plan will be assignable or subject to any encumbrance or pledge. Furthermore, no stock option under the Option Plan is transferable by a holder other than (a) by will, (b) by the laws of descent and distribution or (c) pursuant to a domestic relations order, as defined in the Internal Revenue Code (the "Code").

  Under the Option Plan, the Compensation Committee may authorize the extension of a loan to a participant by the Corporation to cover the exercise price of stock options granted under the Option Plan and to cover the participant's tax liability that arises in connection with the exercise of such stock options. The terms of the loan will be determined by the Compensation Committee.

ADJUSTMENT

  In the event of any merger, consolidation or reorganization of FCC with any other corporation or corporations, there shall be substituted for each of the shares of FCC Common Stock then subject to the Option Plan, the number and kind of shares of stock or other securities to which the holders of the shares of FCC Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the FCC Common Stock, the number of shares of FCC

Common Stock then subject to the Option Plan, shall be adjusted in proportion to the change in outstanding shares of FCC Common Stock. In the event of any such adjustments, the purchase price of any option shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Compensation Committee, to provide participants with the same relative rights before and after such adjustment.

ADMINISTRATION

  The Option Plan is administered by the Compensation Committee, which has the power to interpret it and to make all other determinations necessary for its administration. The Board may amend or discontinue the Option Plan at any time; provided that no such action may terminate, impair or adversely affect any rights or obligations under any option previously granted under the Option Plan without the consent of the holder.

STOCK OPTIONS TO BE GRANTED

                               NEW PLAN BENEFITS

                            1997 STOCK OPTION PLAN

                                                                    NUMBER OF
                                                                      SHARES
                                                                    UNDERLYING
NAME                                                                OPTIONS(1)
----                                                                ----------
Ian Arnof..........................................................   59,145
President and Chief Executive Officer of FCC
Joseph V. Wilson III...............................................   28,220
Senior Executive Vice President of FCC
Ashton J. Ryan, Jr.................................................   30,458
Senior Executive Vice President of FCC and President and Chief
 Executive Officer of FNBC
Michael A. Flick...................................................   12,758
Executive Vice President, Chief Administrative Officer and
 Secretary of FCC and FNBC
Howard C. Gaines...................................................   13,658
Executive Vice President of FCC and Chairman of FNBC
All current executive officers as a group..........................  193,370
All employees other than current executive officers as a group.....  858,035

--------
(1) The exercise price of the options granted will be equal to the exercise price of the SARs exchanged for such options.

                               ----------------

FEDERAL INCOME TAX CONSEQUENCES

  An employee who is issued an option pursuant to the Option Plan in exchange for an existing SAR will not recognize any income, nor will FCC be entitled to any tax deduction, upon the grant. At the time that an option is exercised, the employee will recognize ordinary income in an amount equal to the excess of (i) the fair market value of the shares purchased over (ii) the exercise price paid for such shares. Subject to Section 162(m) of the Code, FCC will be entitled to a deduction of the amount includable in the income of the employee, in the taxable year in which the employee is required to recognize the income. Under Section 162(m), compensation in excess of $1 million paid to each of FCC's five most highly compensated executive officers in a calendar year will not be deductible by FCC unless the compensation qualifies as "performance-based." Stock options issued under the Option Plan are not deemed to be "performance-based," and FCC will not be entitled to a deduction with respect to the stock options, if and to the extent that the non-performance-based compensation of any of such executive officers exceeds $1 million for the year or years in which the options are exercised.

  If, upon a change in control of the Corporation, the exercisability or vesting of a stock option is accelerated, the excess on the date of the change in control of the fair market value of the shares issued upon exercise of the options over the purchase price of such shares, if any, may be characterized as Parachute Payments (within the meaning of Section 280G of the Code) if the sum of the excess and any other payments to the employee contingent on a change in control exceeds three times the employee's "Base Amount." The Base Amount generally is the average of the employee's annual compensation for the five years preceding change in control. An Excess Parachute Payment, with respect to any employee, is the excess of the Parachute Payments to such person, in the aggregate, over such person's Base Amount. If the amounts received by an employee are characterized as Parachute Payments, such employee will be subject to a 20% excise tax on the Excess Parachute Payment, and the Corporation will be denied any deduction with respect to such Excess Parachute Payment.

VOTE REQUIRED

  Approval of Proposal I requires the affirmative vote of the holders of at least a majority of the shares of FCC Common Stock present and entitled to vote at the Meeting.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT FCC'S STOCKHOLDERS VOTE FOR PROPOSAL
I.

      PROPOSAL II: TO APPROVE THE PERFORMANCE GOALS FOR RESTRICTED STOCK AND PERFORMANCE SHARES GRANTED UNDER THE 1992 STOCK INCENTIVE PLAN

GENERAL

  Under the 1992 Plan, the Compensation Committee is authorized to grant shares of restricted stock and performance shares to employees of FCC, who hold positions of assistant vice president or above. The 1992 Plan was approved by the stockholders at FCC's 1992 Annual Meeting and was reapproved, as amended and restated, at the 1994 Annual Meeting. The 1992 Plan provides the Compensation Committee with the authority to set the terms of the restricted stock and performance shares at the time of grant. The performance goals that must be satisfied in order for shares of restricted stock granted under the 1992 Plan to vest and performance shares granted under the 1992 Plan to be earned will be presented to the stockholders at the Meeting ("Proposal II").

PURPOSE OF PROPOSAL II

  Under Section 162(m) of the Internal Revenue Code, the allowable deduction for compensation paid or accrued with respect to the Chief Executive Officer and the four other most highly compensated executive officers of FCC is limited to $1 million per year. An exclusion from the $1 million limitation is available for compensation that satisfies the requirements provided in Section 162(m) of the Code for qualified performance-based compensation. Restricted stock and performance shares granted under the 1992 Plan will qualify as performance-based compensation if, in addition to the satisfaction of other requirements, these awards are vested or earned as a result of the achievement of performance goals pre-established in writing by the Committee and the material terms of the performance goals are disclosed to and approved by the stockholders. If the stockholders do not approve the performance goals at the Meeting, the previously granted restricted stock and performance shares to be earned upon achievement of the goals will be automatically cancelled. In such case, in order to provide fair compensation to executive officers, the Committee may determine to make alternate awards to replace the canceled awards.

ELIGIBILITY AND AWARDS OF RESTRICTED STOCK AND PERFORMANCE SHARES

  Shares of restricted stock and performance shares have been awarded in 1997 to the 98 most highly paid officers of the Corporation. However, any of the approximately 935 employees who holds the position of assistant vice president or above is eligible to be granted restricted stock and performance shares under the 1992

Plan. Under the 1992 Plan, no participant may be granted restricted stock and performance shares with respect to more than 100,000 shares through the 1992 Plan in one year. The 100,000 share limit applies in the aggregate to all awards granted under the 1992 Plan to a participant in a year, including stock options.

  The following table provides information on the shares of restricted stock and performance shares granted to the Named Executive Officers and the groups indicated for 1997, subject to stockholder approval of the performance goals at the Meeting:

                               NEW PLAN BENEFITS

                                       NUMBER OF                DOLLAR VALUE
                                       SHARES OF   NUMBER OF    OF RESTRICTED
                                       RESTRICTED PERFORMANCE STOCK/PERFORMANCE
          NAME AND POSITION              STOCK      SHARES        SHARES(1)
          -----------------            ---------- ----------- -----------------
Ian Arnof, President and Chief
 Executive Officer of FCC............     9,200      4,600       $  553,725
Joseph V. Wilson III, Senior
 Executive Vice President of FCC.....     3,434      1,717       $  206,684
Ashton J. Ryan, Jr., Senior Executive
 Vice President of FCC and President
 and Chief Executive Officer of FNBC.     3,434      1,717       $  206,684
Michael A. Flick, Executive Vice
 President, Chief Administrative
 Officer and Secretary of FCC and
 FNBC................................     1,895        947       $  114,035
Howard C. Gaines, Chairman of FNBC
 and Executive Vice President of FCC.     1,895        947       $  114,035
All current executive officers as a
 group...............................    26,856     13,426       $1,616,315
All employees other than current
 executive officers as a group.......    70,487     35,216       $4,241,333

--------
(1) Based on the closing sale price of a share of Common Stock on January 20, 1997, the trading day prior to the date of grant. The shares of restricted stock and performance shares granted in 1997 will vest after three years if specified return on equity performance goals relative to the return on equity of 50 banks and bank holding companies included in Keefe, Bruyette and Woods, Inc.'s KBW 50 are satisfied.

                               ----------------

BUSINESS CRITERIA UPON WHICH PERFORMANCE GOALS ARE BASED

  The Compensation Committee will establish specified performance goals for each performance period not later than 90 days after the beginning of the performance period. The Committee will also establish a schedule or schedules, setting forth the portion of the award that will be earned or forfeited based on the degree of achievement, or lack thereof, of the performance goals at the end of the performance period. The Committee will use any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings or return on equity. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer banks selected by the Compensation Committee, relative to internal goals, or relative to levels attained in prior years.

  The Compensation Committee may not waive any of the pre-established performance goal objectives. Under the terms of the 1992 Plan, however, in the event of a change of control of FCC, the restricted stock and the performance shares will automatically vest. In the event the officer dies during the performance period and the performance shares and restricted stock vest, the Committee may provide that the officer's estate will be paid all or a portion of those awards.

  Prior to the payment of any performance shares or the release of restrictions on restricted stock, the Committee must certify in writing that the performance goals and all applicable conditions have been met.

  The Committee retains authority to change the performance goal objectives with respect to future grants, as provided in the 1992 Plan. As a result, the regulations under Section 162(m) require that the material terms of the performance goals be reapproved by the stockholders five years after initial stockholder approval.

VOTE REQUIRED

  Approval of Proposal II requires the affirmative vote of the holders of at least a majority of the shares of FCC Common Stock present and entitled to vote at the Meeting.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT FCC'S STOCKHOLDERS VOTE FOR PROPOSAL
II.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  FCC's consolidated financial statements for the year ended December 31, 1996, were audited by the firm of Arthur Andersen LLP. Under the resolution appointing Arthur Andersen LLP to audit FCC's financial statements, such firm will remain as FCC's auditors until replaced by the Board. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote, and the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required to approve Proposals I and II. An abstention will have the effect of a vote against the Proposals. If brokers not receiving instructions from beneficial owners as to the granting or withholding of proxies may not or do not exercise discretionary power to grant a proxy with respect to such shares (a "broker non-vote") on the Proposals, shares not voted on the Proposals as a result will be counted as not present and not cast with respect to the Proposals.

  All proxies received by FCC in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein and for Proposals I and II. FCC does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER PROPOSALS

  Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 1998 annual meeting of FCC pursuant to regulations of the Securities and Exchange Commission, must forward such proposals to the Secretary of FCC at the address listed on the first page of this Proxy Statement in time to arrive at FCC prior to November 13, 1997. Under FCC's By-laws, advance notice of stockholder proposals must be received by December 15, 1997 in order to be considered at the 1998 annual meeting.

                                           By Order of the Board of Directors

                                                          LOGO
                                          /s/ Michael A. Flick
                                                    Michael A. Flick
                                                        Secretary

New Orleans, Louisiana
March 12, 1997

                                                                     APPENDIX A

                          FIRST COMMERCE CORPORATION
                            1997 STOCK OPTION PLAN

  1. PURPOSE. The purpose of the 1997 Stock Option Plan (the "Plan") of First Commerce Corporation (the "Company") is to authorize the issuance of a sufficient number of stock options in order that all currently outstanding stock appreciation rights ("SARs") of the Company may be exchanged for stock options granted under the Plan (the "Options"). As used in the Plan, the term "subsidiary" means any corporation of which the Company owns (directly or indirectly) within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the "Code"), 50% or more of the total combined voting power of all classes of stock. No Options shall be granted hereunder unless the Plan is first approved by the shareholders of the Company.

  2. ADMINISTRATION.

    2.1. Composition. The Plan shall be administered by the compensation committee of the Board of Directors of the Company, or by a subcommittee of the compensation committee. The committee or subcommittee that administers the Plan shall hereinafter be referred to as the "Committee." The Committee shall consist of not fewer than two members of the Board of Directors, each of whom, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), is a "non-employee director" within the meaning of Rule 16b-3 and, to the extent necessary to comply with Section 162(m) of the Code, is an "outside director" under Section 162(m).

    2.2. Authority. The Committee shall have plenary authority to award Options under the Plan, to interpret the Plan, to establish any rules or regulations relating to the Plan that it determines to be appropriate, to enter into agreements with participants as to the terms of the Options (the "Option Agreements") and to make any other determination that it believes necessary or advisable for the proper administration of the Plan. Its decisions in matters relating to the Plan shall be final and conclusive on the Company and participants. The Committee may delegate its authority hereunder to the extent provided in Section 3 hereof.

  3. ELIGIBLE PARTICIPANTS. Employees of the Company (including officers who also serve as directors of the Company) and its subsidiaries who currently hold SARs shall receive Options under the Plan when designated by the Committee. With respect to participants not subject to Section 16 of the 1934 Act and not covered employees under Section 162(m) of the Code, the Committee may delegate to the Chief Executive Officer of the Company its authority to designate participants.

  4. SHARES SUBJECT TO THE PLAN.

    4.1. Number of Shares. Subject to adjustment as provided in Section 6.5, up to 1,100,000 shares of the $5.00 par value common stock ("Common Stock") of the Company are authorized to be issued under the Plan. Options with respect to no more than 60,000 shares of Common Stock may be granted through the Plan to a single participant.

    4.2. Type of Common Stock. Common Stock issued under the Plan in connection with the exercise of Options may be authorized and unissued shares or issued shares held as treasury shares.

  5. STOCK OPTIONS. An Option is a right to purchase shares of Common Stock from the Company. Options granted under this Plan will be non-qualified stock options. Each Option granted by the Committee under this Plan shall be subject to the following terms and conditions:

    5.1. Price. The exercise price per share shall be equal to the Fair Market Value of a share of Common Stock on the date of grant of the SAR in replacement for which an Option is being granted, subject to adjustment under Section 6.5.

    5.2. Number. The number of shares of Common Stock subject to an Option shall be equal to the number of SARs that the Option will replace, subject to Section 4.1 and subject to adjustment as provided in Section 6.5.

    5.3. Duration and Time for Exercise. Subject to earlier termination as provided in Section 6.3, the term of each Option shall be the same as the remaining term of the SAR that the Option replaces. Each Option shall become exercisable at the same time or times during its term as the SAR that it replaces. The Committee may accelerate the exercisability of any Option at any time, except to the extent of any automatic acceleration of Options under Section 6.10.

    5.4. Repurchase. Upon approval of the Committee, the Company may repurchase a previously granted Option from the holder thereof by mutual agreement before such Option has been exercised by payment to such holder of the amount per share by which: (i) the Fair Market Value of the Common Stock subject to the Option on the business day immediately preceding the date of purchase exceeds (ii) the exercise price of such Option.

    5.5. Manner of Exercise. An Option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased. The exercise notice shall be accompanied by the full purchase price for such shares. The Option exercise price shall be payable in United States dollars and may be paid by (a) cash; (b) uncertified or certified check; (c) unless otherwise determined by the Committee, by delivery of shares of Common Stock held by the person exercising such Option for at least six months, which shares shall be valued for this purpose at the Fair Market Value on the business day immediately preceding the date such Option is exercised; (d) by the simultaneous exercise of Options and sale of the shares of Common Stock acquired upon exercise, pursuant to a brokerage arrangement approved by the Company, with the proceeds from such sale delivered in payment of the exercise price; or (e) in such other manner as may be authorized from time to time by the Committee. In the case of delivery of an uncertified check upon exercise of an Option, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a participant shall have no rights as a shareholder.

  6. GENERAL.

    6.1. Duration. Subject to Section 6.8, the Plan shall remain in effect until all Options granted under the Plan have either been satisfied by the issuance of shares of Common Stock or been terminated under the terms of the Plan.

    6.2. Transferability of Options. Options granted hereunder shall not be transferable other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the participant only by the participant or the participant's guardian or legal representative. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of an Option or levy of attachment or similar process upon an Option shall be null and void and without effect.

    6.3. Effect of Termination of Employment or Death. In the event that a participant ceases to be an employee of the Company for any reason, including death, disability, early retirement or normal retirement, any Options may be exercised, shall vest or shall expire on the same terms as the SARs that they replace.

    6.4. Legal and Other Requirements. The obligation of the Company to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933 if deemed necessary or appropriate by the Company.

    6.5. Adjustment. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan, including shares subject to Options, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the

  Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to Options, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any Option shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

    6.6. Withholding. At any time that a participant is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the exercise of an Option, the participant may, subject to the Committee's right of disapproval, satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the exercise shares of Common Stock having a value equal to the amount required to be withheld. The value of the shares withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the "Tax Date"). Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election or may suspend or terminate the right to make Elections.

    A participant may also satisfy his or her total tax liability related to an Option by delivering shares of Common Stock that have been owned by the participant for at least six months. The value of the shares delivered shall be based on the Fair Market Value of the Common Stock on the Tax Date.

    6.7. No Continued Employment. No participant under the Plan shall have any right, because of his participation, to continue in the employ of the Company for any period of time or to any right to continue his present or any other rate of compensation.

    6.8. Amendment of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no amendment or discontinuance shall, subject to adjustments permitted under Section 6.5, impair, without the consent of the holder thereof, an Option previously granted.

    6.9. Immediate Acceleration of Incentives. Notwithstanding any provision in this Plan or in any Option Agreement to the contrary, all outstanding Options shall become exercisable immediately upon the occurrence of a "Change of Control."

    A "Change of Control" shall be defined as:

      (a) The acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "34 Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 34 Act) of 40% or more of either (i) the Company's then outstanding common stock ("Outstanding Stock") or (ii) the combined voting power of its then outstanding voting securities entitled to vote generally in the election of directors ("Outstanding Voting Securities") other than any acquisition (i) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by it or (ii) by any entity pursuant to a transaction which complies with
    Section 6.9(c)(i), (ii) or (iii); or

      (b) Individuals who as of the date hereof constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as a member of the Incumbent Board unless his or her initial assumption of office occurs as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board; or

      (c) Consummation of a reorganization, merger or consolidation, share exchange or sale or other disposition of all or substantially all of the Company's assets (a "Combination"), unless immediately thereafter
    (i) all or substantially all of the beneficial owners of the Outstanding Stock and the Outstanding Voting Securities immediately prior to such Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of its assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Combination of the Outstanding Stock and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Combination or any employee benefit plan (or related trust) of the Company or such resulting entity) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the resulting entity or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Combination and (iii) at least a majority of the members of the board of directors of the resulting entity were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Combination; or

      (d) Approval by the shareholders of the Company's complete liquidation or dissolution,

    provided, however, that, if a participant directs the Committee in writing prior to the occurrence of a Change of Control (an
    "Acceleration Notice") then, with respect to Options held by such participant, Options shall become exercisable only to the extent specified in the Acceleration Notice.

    6.10. Definition of Fair Market Value. "Fair Market Value" of the Common Stock on any date shall be deemed to be the final closing sale price per share of Common Stock on the trading day immediately prior to such date. If the Common Stock is listed upon an established stock exchange or exchanges or any automated quotation system that provides sale quotations, such fair market value shall be deemed to be the closing price of the Common Stock on such exchange or quotation system, or if no sale of the Common Stock shall have been made on that day, on the next preceding day on which there was a sale of such stock. If the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, such fair market value shall be the mean between the quoted bid and asked price on the day the option is granted, and if bid and asked quotations are not available on such day, on the latest preceding day. If the Common Stock is not actively traded, or quoted, such fair market value shall be established by the Committee based upon a good faith effort to value the Common Stock.

    6.11. Loans. In order to assist a participant to exercise an Option granted under the Plan and to assist a participant to satisfy his tax liabilities arising in connection with such Option, the Committee may authorize, at either the time of the grant of the Option or at the time of the acquisition of Common Stock pursuant to the Option, the extension of a loan to the participant by the Company. The terms of any loans, including the interest rate, collateral and terms of repayment, will be subject to the discretion of the Committee. The maximum credit available hereunder shall be the exercise price of the Option, plus the maximum tax liability that may be incurred in connection with the exercise.

[X]   Please                                                            9806
      mark
      your
      votes as
      in this
      example.

       TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) MARK
                           THE FOR BOX IN PROPOSAL 1
            AND WRITE THAT NOMINEE'S NAME(S) ON THE SPACE PROVIDED
                               BELOW THE BOXES.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
 ----------------------------------------------------------------------------

1. Election of Directors            FOR       WITHHELD
   (see reverse)                    [ ]         [ ]

  For, except vote
  WITHHELD from the
  following nominee(s):


  ----------------------

2. Proposal to approve the 1997 Stock Option Plan.

                                    FOR       AGAINST      ABSTAIN
                                    [ ]         [ ]          [ ]

3. Proposal to approve performance goals for restricted stock and performance share awards under FCC's 1992 Stock Incentive Plan.

                                    FOR       AGAINST      ABSTAIN
                                    [ ]         [ ]          [ ]


4. In their discretion, to transact such other business as may properly come before the meeting and any adjournments thereof.


                                                PLEASE SIGN EXACTLY AS NAME
                                                APPEARS HEREON. JOINT OWNERS
                                                SHOULD EACH SIGN. WHEN SIGNING
                                                AS ATTORNEY, EXECUTOR,
                                                ADMINISTRATOR, TRUSTEE OR
                                                GUARDIAN, PLEASE GIVE FULL TITLE
                                                AS SUCH.

                                                THE SIGNER HEREBY REVOKES
                                                ALL AUTHORIZATIONS HERETOFORE
                                                GIVEN BY THE SIGNER TO VOTE AT
                                                THE MEETING OR ANY ADJOURNMENTS
                                                THEREOF.


                                                ----------------------------

                                                ----------------------------
                                                SIGNATURE(S)          DATE

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE





                          PLEASE SIGN AND RETURN YOUR
                                 PROXY PROMPTLY

                          FIRST COMMERCE CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 21, 1997

     The undersigned hereby appoints Thomas L. Callicutt, Jr. and Clifton J. Saik or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of First Commerce Corporation that the undersigned is entitled to vote at the annual meeting of stockholders to be held April 21, 1997, and any adjournments thereof.

          Election of Directors, Nominees:

          Ian Arnof, James J. Bailey III, John W. Barton, Sydney J. Besthoff III, Robert H. Bolton, Robert C. Cudd III, Frances B. Davis, Laurance Eustis, Jr., William P. Fuller, Arthur Hollins III, F. Ben James, Jr., Erik F. Johnsen, J. Merrick Jones, Jr., Edwin Lupberger, Mary Chavanne Martin, Hugh G. McDonald, Jr., Saul A. Mintz, Hermann Moyse, Jr., O. Miles Pollard, Jr., G. Frank Purvis, Jr., Tom H. Scott, Edward M. Simmons, H. Leighton Steward, Robert
          A. Weigle.

     PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS PROXY.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE